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Exhibit 99.1

News Release

For more information: David Doolittle Refocus Group 404-879-9266 ddoolittle@refocus-group.com	Refocus Group, Inc. 10300 North Central Expressway, Suite 104 Dallas, TX 75231

Refocus Group Reacquires License Rights
To Scleral Implant And Surgical Spacing Procedure From CIBA Vision

DALLAS, Feb. 2, 2004—Refocus Group, Inc. (OTC: RFCG.OB, www.refocus-group.com), a medical device company engaged in the research and development of treatments for eye disorders, today announced it has signed a License Transfer and Transition Services Agreement with CIBA Vision, the eye care unit of Novartis AG, to reacquire the sales and marketing rights to its PresVIEW Scleral Implant and Surgical Spacing Procedure. The medical device and surgical procedure is for the treatment of presbyopia, ocular hypertension and primary open-angle glaucoma—all very large eye care markets and opportunities.

Under the original license agreement signed with CIBA Vision in March 2002, Refocus Group was to receive a percentage royalty from CIBA Vision on net sales of its technology. In August 2003, CIBA Vision announced its intention to explore strategic alternatives for its Surgical Unit, including its potential sale. CIBA Vision has since decided to exit the ophthalmic surgical business, and during January 2004 both companies discussed alternatives for the license rights, including a sale to a third party. However, Refocus Group's Board of Directors determined that the reacquisition of the license would be most advantageous to the company.

"This agreement helps us in three important ways: It restores to us complete control over final development and commercialization of our PresVIEW Scleral Implant and Surgical Spacing Procedure; it affords us an opportunity to experience more significant revenues than those generated from our prior royalty-based business model; and it allows us to explore other strategic alternatives," said Terry Walts, president and CEO of Refocus Group. "I want to thank CIBA Vision for all its support and assistance during the period of its license, and in contributing to the significant improvements in the technology and protocol over the last two years."

During the term of the license, CIBA Vision and Refocus Group completed essential development of the automated PresVIEW Incision System, which has simplified and standardized the procedure and is expected to provide improved and more consistent surgical outcomes. Refocus Group will reassume manufacturing, regulatory, marketing and other operational matters regarding its products. CIBA Vision will provide certain transition services during 2004 in connection with the transfer of the license back to Refocus Group. Details of the transaction will be contained in a Form 8-K filing with the Securities and Exchange Commission later today.

As previously announced, Refocus Group received Food and Drug Administration approval for the start of Phase II clinical trials of its procedure for the treatment of presbyopia. The clinical trials are expected to begin shortly at three to five clinical sites in the United States involving 150 patients, subject to concurrent submission of some final data to the FDA

About Refocus Group's Scleral Spacing Procedure

Presbyopia is a vision disorder that affects virtually 100 percent of the population over age 40. Glaucoma affects millions worldwide and is a leading cause of blindness. Refocus Group's Scleral Spacing Procedure (SSP) for surgically treating presbyopia, primary open angle glaucoma and ocular hypertension utilizes four Scleral Implants, each about the size of a small grain of rice, which are surgically implanted just under the surface of the sclera (white of eye) in four quadrants. The SSP procedure and placement of the Scleral Implants are the same for presbyopia, glaucoma and/or ocular hypertension. For these latter two conditions, the SSP procedure helps restore the natural base-line tension in the ciliary body, allowing for improvement in the natural drainage of the eye and the lowering of intraocular pressure. In the case of presbyopia, the procedure helps reduce the crowding of the underlying tissues surrounding the crystalline lens, allowing the muscles to once again naturally reshape the lens and accommodate (focus) the eye. The uniqueness of Refocus Group's technology is that it does not remove tissue from the eye, does not affect the cornea and is believed to be fully reversible—unlike LASIK or treatments involving the permanent removal and replacement of the crystalline lens with an intraocular lens. The procedure can be performed on an outpatient basis under topical or local anesthesia.

About Refocus Group

Refocus Group (OTC: RFCG.OB, www.refocus-group.com), as successor to the business of Presby Corp., is a Dallas-based medical device company engaged in the research and development of treatments for eye disorders. Refocus holds approximately 110 domestic and international pending applications and issued patents, the vast majority directed to methods, devices and systems for the treatment of presbyopia, ocular hypertension, primary open-angle glaucoma and macular degeneration. The company's most mature device is its patented Scleral Implant and related automated incisional hand piece, used in the Scleral Spacing Procedure for the surgical treatment of presbyopia, primary open-angle glaucoma and ocular hypertension in the human eye.

FORWARD LOOKING STATEMENTS:
This release contains certain "forward-looking statements" relating to the business of Refocus Group, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Refocus Group is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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  Exhibit 99.1